Exhibit 5.1

September 25, 2014

BNC Bancorp

3980 Premier Drive

Suite 210

High Point, North Carolina 27265

RE:	Registration Statement on Form S-3

SEC Registration No. 333-198370

Ladies and Gentlemen:

We have acted as counsel to BNC Bancorp, a North Carolina corporation (the “Company”), in connection with the filing of the Company’s above-referenced registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 26, 2014, and declared effective on September 8, 2014. We are acting as counsel with respect to the offer and sale by the Company of an aggregate of $60,000,000 principal amount of its 5.5% Fixed to Floating Rate Subordinated Notes due October 1, 2024 (the “Notes”) pursuant to the Subordinated Debenture (the “Base Indenture”) to be dated as of September 30, 2014, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of September 30, 2014, between the Company and the Trustee (the “First Supplement” and collectively with the Base Indenture, the “Indenture”), and in accordance with the Underwriting Agreement dated September 25, 2014, by and among the Company, the Bank of North Carolina (the “Bank”), and Sandler O’Neill + Partners, L.P. (the “Underwriting Agreement”). The Notes will be offered and sold pursuant to a prospectus supplement dated September 25, 2014, including the accompanying prospectus dated September 8, 2014 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement.

This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b) (5) of Regulation S-K of the Commission. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Notes.

BNC Bancorp

September 25, 2014

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation and Bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Notes, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, including the Notes and the Indenture, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that each of the Indenture and the Underwriting Agreement constitutes the enforceable obligation of the parties thereto other than the Company and the Bank; and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Indenture and the Notes have been duly authorized by all necessary corporate action of the Company and, assuming the execution and delivery of the Indenture by the parties thereto and the authentication, execution and delivery of the Notes in accordance with the Indenture and issuance and payment therefor in the manner contemplated by the Registration Statement and Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

BNC Bancorp

September 25, 2014

The opinions set forth above are each subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of the specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

This opinion is limited to the laws of the State of North Carolina and New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice LLP